Exhibit 10.40

February 20, 2024

Personal and Confidential

Michael Dozier

Via Electronic Mail

RE: Acknowledgement and Acceptance of Position Change

Dear Michael:

We are pleased to inform you that effective February 26, 2024, your position with BrightView Landscapes, LLC (the “BrightView”) will change from President, Evergreen (Maintenance Services) to Chief Commercial Officer. In this role, you will report directly to the Chief Executive Officer.

Please note that this change in position does not alter the terms and conditions of your underlying employment letter agreement of December 2, 2019 (the “Letter Agreement”). The Letter Agreement will continue to govern your employment relationship with BrightView, and all provisions, obligations, and rights outlined in your Letter Agreement, including but not limited to those related to compensation, benefits, severance, and restrictive covenants, will remain in full force and effect.

Furthermore, you acknowledge that this change in your position with BrightView does not constitute grounds to resign from employment for “Good Reason” under the terms of your Letter Agreement.

Please acknowledge your acceptance of this change in position and the terms outlined above by signing and dating this letter in the space provided below.

Thank you for your continued service to BrightView.

Very truly yours,

/s/ Dale Asplund

Dale Asplund

President and Chief Executive Officer

Acknowledged and agreed:

/s/ Michael Dozier

Michael Dozier

Date: 2/20/2024

October 10, 2024